[USAA LOGO]     9800 Fredericksburg Road
                San Antonio, Texas 78288



February 22, 2005


USAA Life Insurance Company
9800 Fredericksburg Road
San Antonio, Texas  78288

Attention:  Kristi Matus, CEO and President

Dear Ms. Matus:

This  opinion  is  furnished  in  connection  with the  filing  by the USAA Life
Insurance Company ("USAA Life") and the Separate Accounts of USAA Life ("Separate Accounts") of post-effective amendments to registration statements under the Securities Act of 1933 (the "1933 Act") and an amendment under the Investment Company Act of 1940 on Form N-4 (File No. 33-82268 and 811-8670) and Form N-6 (File No. 333-45343 and No. 811-08625) ("Registration Statements"). The securities registered under the Registration Statements are units of interest ("Units") to be issued by the Separate Accounts pursuant to certain individual flexible premium variable annuity contracts and variable universal annuity contracts (the "Contracts") , described in the Registration Statements.

I have examined the Amended Articles of Incorporation and Amended Bylaws of USAA Life and such corporate records and other documents and such laws as I consider necessary and appropriate as a basis for the opinion hereinafter expressed. I have examined the Registration Statements filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act of an indefinite number of Units. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance, and sale of the Units. On the basis of my examination of these documents and such laws that I consider appropriate, it is my opinion that:

      1. USAA Life is a corporation duly organized and validly existing under the laws of Texas;
      2. The Separate Accounts were duly created pursuant to the provisions of Chapter 3, Section 1152 of the Texas Insurance Code;
      3. Under Texas law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Accounts must be credited to or charged against such Accounts without regard to the other income, gains, or losses of USAA Life;
      4. The portion of the assets held in the Separate Accounts equal to the reserves and other liabilities under the Contracts is not chargeable with liabilities arising out of any other business USAA Life may conduct; and
      5. The Contracts have been duly authorized by USAA Life and, when issued in the manner contemplated by the post-effective amendment to the Registration Statements, the Units therein constitute validly issued and binding obligations of USAA Life in accordance with the terms of the Contracts.

I hereby consent to the filing of this opinion as an Exhibit to the post-effective Amendments to the Registration Statements and to the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in the post-effective amendments to the Registration Statements.

Respectfully submitted,


Mark S. Howard
Senior Vice President, Secretary and Counsel
USAA Life Insurance Company